AMENDED AND RESTATED SHARE OPTION AND INCENTIVE SHARE PLAN

TAHOE RESOURCES INC.	APPROVED – MARCH 9, 2017

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AMENDED AND RESTATED SHARE OPTION AND INCENTIVE SHARE PLAN

ARTICLE 1
PURPOSE AND INTERPRETATION

Purpose

1.1	The purpose of the plan will be to advance the interests of the Corporation by encouraging equity participation in the Corporation through the acquisition of Common Shares of the Corporation.

Definitions

1.2	In the Plan:

Associate	means, if used to indicate a relationship with any person,

(i)	a partner, other than a limited partner, of that person,

(ii)	a trust or estate in which that person has a substantial beneficial interest or for which that person serves as trustee or in a similar capacity,

(iii)

an issuer in respect of which that person beneficially owns or controls, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all outstanding voting securities of the issuer, or

(iv)	a relative, including the spouse, of that person or a relative of that person's spouse, if the relative has the same home as that person, if used to indicate a relationship with any person;

Award	means an award of Deferred Shares or Restricted Shares;

Award Agreement	means a written document by which each Award is evidenced;

Blackout Period

means the period during which the relevant Participant is prohibited from trading in Common Shares pursuant to restrictions imposed by the Corporation in accordance with its securities trading policies governing trades by Directors, Officers and Employees in the Corporation’s securities;

Board and Board of Directors	means the board of directors of the Corporation;

Business Day	means a day upon which the TSX is open for the trading of securities;

Cause

means “Cause” as defined in the Participant’s employment agreement with the Corporation, or, if not otherwise covered in an employment agreement, for purposes of this Plan means a termination of a Participant’s continuous service on account of: dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets pursuant to any proprietary information agreement or otherwise, breach of an employment contract, covenant not to compete or similar agreement with the Corporation, conviction or confession of a crime punishable by law (except minor violations), or continued failure to perform his duties after written notice of such failure, in each such case as determined by the Committee in its sole discretion, and its determination shall be conclusive and binding. A Participant who agrees to resign from his or her affiliation with the Corporation in lieu of being terminated for Cause may be deemed, in the sole discretion of the Committee, to have been terminated for Cause for purposes of the Plan;

Certificate	means a share certificate (or other appropriate document or indicia of ownership) representing Common Shares of the Corporation;

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Change of Control	means the occurrence of any one of the following events:

(i)	less than 50% of the Board being composed of Directors who were Continuing Directors;

(ii)

any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”) acquires or acquires control (including without limitation, the right to vote or direct the voting) of Voting Securities of the Corporation which when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror (as such terms are defined in the Act) to cast or direct the casting of 41% or more of the votes attached to all of the Corporation’s outstanding Voting Securities which may be cast to elect directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect directors);

(iii)

the shareholders of the Corporation approve all necessary resolutions required to permit any person to accomplish the result set forth in §(ii) above, even if the securities have not yet been issued to or transferred to that Person;

(iv)

the Corporation sells or otherwise transfers, including by way of the grant of a leasehold interest or joint venture interest (or one or more subsidiaries of the Corporation sells or otherwise transfers, including without limitation by way of the grant of a leasehold interest or joint venture interest) property or assets (A) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of the Corporation and its subsidiaries as at the end of the most recently completed financial year of the Corporation or (B) which during the most recently completed financial year of the Corporation generated, or during the then current financial year of the Corporation are expected to generate, more than 50% of the consolidated operating income or cash flow of the Corporation and its subsidiaries, to any other Person or Persons (other than one or more Affiliates of the Corporation), in such case the Change in Control shall be deemed to occur on the date of transfer of the assets representing one dollar more than 50% of the consolidated assets in the case of clause (A) or 50% of the consolidated operating income or cash flow in the case of clause (B), as the case may be; or

(v)	the shareholders of the Corporation approve all necessary resolutions required to permit any person to accomplish the result set forth in §(iv) above;

Code	means the U.S. Internal Revenue Code of 1986, as amended;

Code Stock Option

means an Option to purchase Common Shares with the intention that such Option qualify as an “incentive stock option” as that term is defined in Section 422 of the Code. No Code Stock Option may be granted after the tenth anniversary of the date of adoption of the Plan;

Committee

means the Compensation Committee appointed by the Board of Directors to administer this Plan. All references in this Plan to the Committee means the Board of Directors if no such compensation committee has been appointed or if the Board as a whole chooses to address Committee matters;

Common Shares	means the common shares of the Corporation or, in the event of an adjustment contemplated in §2.18, such other shares to which a Participant may be entitled as a result of such adjustment;

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Continuing Director	means:

(i)	if in respect of the election of Directors, a Director who is nominated in the Management Proxy Circular as a Director; and

(ii)	if after the election of Directors, a Director who was elected by the shareholders at the last occurring meeting of shareholders;

Corporation	means Tahoe Resources Inc., and for the purposes of administering the Plan and the Options issued thereunder includes its designated agents and nominees;

Deferred Shares

means Common Shares subject to Awards that will be issued to the Participant upon the passage of time, continued employment by the Corporation or upon such other terms and conditions as the Committee may determine in its discretion;

Director	means a person occupying the position of director on the Board;

Disability

for purposes of this Plan means solely because of disease or injury, the person is deemed by a qualified physician, selected by the Corporation, to be unable to work at his occupation with the Corporation and, with respect to a Director, means that, solely because of disease or injury, the Director is deemed by a qualified physician, selected by the Corporation, to be unable to carry out his responsibilities on the Board;

Employee	means an individual who is an employee of the Corporation or of a subsidiary of the Corporation;

Expiry Date	means with respect to an Option, the day on which the Option lapses;

Insider	means:

(i)	an insider as defined in the Securities Act, other than a person who fits within that definition solely by virtue of being a director or senior officer of a subsidiary of the Corporation, and

(ii)	an Associate of any person who is an insider by virtue of §(i);

Non-Qualified Stock Option

means an Option to purchase Common Shares granted to a person in the United States or to a U.S. Person with the intention that such Option not qualify as an “incentive stock option” as that term is defined in Section 422 of the Code;

Officer	under this Plan means:

(i)

a chair or vice chair of the Board of Directors, or a chief executive officer, chief operating officer, chief financial officer, president, vice president, secretary, assistant secretary, treasurer, assistant treasurer or general manager,

(ii)	an individual who is designated as an officer under a bylaw or similar authority of the registrant or issuer, or

(iii)	an individual who performs functions similar to those normally performed by an individual referred to in § (i) or § (ii);

Option	means the right to purchase Common Shares granted hereunder to a Service Provider;

Option Commitment	means the notice of grant of an Option provided by the Corporation hereunder to a Service Provider in the form determined by the Corporation from time to time;

Option Effective Date	for an Option means the date of grant thereof;

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Option Rights	means the rights of a Participant to acquire Common Shares under an Option held by the Participant;

Optioned Shares	means Common Shares subject to an Option;

Outstanding Issue	means the number of Common Shares outstanding on a non-diluted basis;

Participant	means a person who receives and accepts Options or Awards;

Person

means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, authority or any other entity whether acting in an individual, fiduciary or other capacity;

Plan	means this Amended and Restated Share Option and Incentive Share Plan;

Regulatory Approval	means the approval of the TSX and any other securities regulatory agency that may have jurisdiction in the circumstances;

Reserved for Issuance	refers to Common Shares that may be issued in the future pursuant to Options and Awards;

Retired

means with respect to an Officer or Employee, the retirement of the Officer or Employee from his duties with the Corporation after (i) reaching the age of sixty years and having at least five years of employment with the Corporation and/or its Subsidiaries, or (ii) completing twenty years of employment with the Corporation and/or its Subsidiaries, and, with respect to a Director, retirement occurs when a Director is not nominated for re-election as a Director or if nominated is not re-elected as a Director;

Restricted Shares

means Common Shares subject to Awards that are issued but which will only be delivered to the Participant upon the passage of time, continued employment of the Participant by the Corporation or upon such other terms and conditions as the Committee may determine in its discretion;

Securities Act	means the Securities Act, R.S.B.C. 1996, c. 418, as amended from time to time;

Service Provider	means:

(i)	an Employee, Officer, or Director of the Corporation or of any of its Subsidiaries; and

(ii)

an individual, other than an Employee, Director or Officer of the Corporation, that is engaged to provide ongoing consulting, technical, management or other services on a bona fide basis to the Corporation or to a Subsidiary under a written contract between the Corporation or the Subsidiary for an initial, renewable or extended period of twelve months or more and a company or partnership of which the individual consultant is an employee or a shareholder or partner;

Share Compensation Arrangement

means the Plan described herein and any other stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to one or more Service Providers, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guaranty or otherwise;

Subscription Price	means the amount payable per Common Share on the exercise of an Option, as determined in accordance with §3.2, as such may be amended from time to time pursuant to §2.18;

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Subsidiary	means subsidiary as determined under the Business Corporations Act (British Columbia);

Take-Over Bid	has the meaning assigned to that term in the Securities Act but excludes an exempt take-over bid as determined under the Securities Act;

TSX	means The Toronto Stock Exchange; and

Voting Securities

means Common Shares and any other shares entitled to vote for the election of Directors and will include any securities, whether or not issued by the Corporation, which are not shares entitled to vote for the election of Directors but are convertible into or exchangeable for shares which are entitled to vote for the election of Directors including any options or rights to purchase such shares or securities.

TAHOE RESOURCES INC.	APPROVED – MARCH 9, 2017

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ARTICLE 2
PROVISIONS APPLICABLE TO OPTIONS AND AWARDS

Purpose of Granting Options and Awards

2.1

The purpose of granting Options and Awards is to attract, retain and motivate Service Providers and to compensate them for their loyalty and contribution to the Corporation’s long-term growth and development, and to encourage them to acquire a proprietary interest in the success of the Corporation.

Maximum Shares Reserved

2.2

The maximum aggregate number of Common Shares that are Reserved for Issuance under Options is 7,500,000 Common Shares and the maximum number of Common Shares that are Reserved for Issuance under Awards is 3,102,600 Common Shares.

2.3	The maximum aggregate number of Common Shares that, under all Share Compensation Arrangements:

(a)	may be Reserved for Issuance, may not exceed 10% of the Outstanding Issue;

(b)	may be issued to Insiders within a one year period, may not exceed 10% of the Outstanding Issue at that time;

(c)	may be issued to any one Insider and his or her Associates within a one year period, may not exceed 5% of the Outstanding Issue; and

(d)	may be Reserved for Issuance to non-employee Directors may not exceed 5% of the Outstanding Issue at that time.

2.4	For the purposes of §2.3:

(a)

Common Shares issuable to an Insider pursuant to a stock option or other entitlement that was granted before the person became an Insider will be excluded in determining the number of Common Shares issuable to Insiders; and

(b)

Common Shares issuable to a Director pursuant to a stock option or other entitlement that was granted before the person became a Director, or while the Director was also an Officer; will be excluded in determining the number of Common Shares issuable to Directors.

Incorporation of Terms of the Plan

2.5

Subject to specific variations approved by the Board, all terms and conditions set out herein relating to Options will be incorporated into and form part of an Option and all terms and conditions set out herein relating to Awards will be incorporated into and form part of an Award.

Shares Not Acquired

2.6

Any Common Shares not acquired under an Option or Award which has expired or been cancelled or terminated may be made the subject of a further Option or Award, as the case may be, pursuant to the provisions of this Plan.

Powers of the Board

2.7

The Board will be responsible for the general administration of the Plan and the proper execution of its provisions, the interpretation of the Plan and the determination of all questions arising hereunder. Without limiting the generality of the foregoing, the Board has the power to:

(a)	allot Common Shares for issuance in connection with Options and Awards granted under the Plan;

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(b)	grant Options and Awards hereunder; and

(c)

subject to §2.9, §2.10 and §2.11, Regulatory Approval or any shareholder approval required under applicable laws, rules and regulations, amend, suspend, terminate or discontinue the Plan, or revoke or alter any action taken in connection therewith, except that no amendment or suspension of the Plan will, without the written consent of the affected Participants, alter or impair any Option or Award granted under the Plan.

Delegation of Powers

2.8

Save and except as otherwise provided herein, the Board’s powers and duties hereunder are delegated to the Committee, which will exercise the powers and discharge the duties of the Board in respect of the Plan to the same extent as the Board is hereby authorized so to do.

Amendment of the Plan

2.9

Subject to any specific limitations contained in the Plan, and notwithstanding the provisions of §2.8, the Board reserves the right, in its absolute discretion, to amend, modify or terminate the Plan at any time.

2.10

Notwithstanding §2.9, the Board may not, without approval of the holders of a majority of the issued and outstanding Common Shares present and voting in person or by proxy at a meeting of holders of such securities, amend the Plan or an Option or Award to:

(a)	increase the number of Common Shares Reserved for Issuance under the Plan;

(b)	make any amendment that would reduce the Subscription Price of an outstanding Option (including a cancellation and reissue of an Option at a reduced Subscription Price);

(c)	amend or delete §3.3 to allow for the term of any Option to be longer than the 5 year period described therein;

(d)

permit assignments, or exercises other than by the Participant, of Options beyond that contemplated by §3.6, except for an amendment that would permit the assignment of an Option for estate planning or estate settlement purposes;

(e)	amend the Plan to provide for other types of compensation through equity issuance, unless the change to the Plan or an Option results from the application of §2.18;

(f)	amend or delete §2.3;

(g)	amend or delete §2.9, §2.10 and§2.11; and

(h)	amend or delete §4.1.

2.11	The Board may make the following amendments to the Plan, an Option or an Award without obtaining shareholder approval:

(a)

amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with the applicable regulatory requirements, including without limitation the rules of the TSX or any national securities exchange or system on which the Common Shares are then listed or reported, or by any regulatory body having jurisdiction with respect thereto;

(b)	making adjustments to outstanding Options in the event of certain corporate transactions as contemplated by §2.18;

(c)

to change to the vesting or termination provisions of (i) an Option which does not entail an extension of the term of an Option beyond the 5 year period described in §3.3, (ii) an Award, or (iii) the Plan;

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(d)	amendments to the provisions of the Plan respecting administration of the Plan and eligibility for participation under the Plan;

(e)	amendments to the provisions of the Plan respecting the terms and conditions on which Options or Awards may be granted pursuant to the Plan; and

(f)	amendments to the Plan that are of a “housekeeping nature”.

Approvals

2.12

This Plan will be subject to shareholder approval and acceptance if necessary by the TSX in compliance with all conditions imposed by the TSX. Any Options or Awards granted prior to such acceptance will be conditional upon such acceptance being given and any conditions complied with and no Options or Awards may be exercised unless such acceptance is given and such conditions are complied with.

2.13

In addition, in connection with Code Stock Options granted under the Plan, the Board will obtain shareholder approval of a Plan amendment to the extent required by Section 422 of the Code, and any change or adjustment to an outstanding Code Stock Option will not, without the consent of the Participant, be made in such a manner so as to constitute a “modification” that would cause such Code Stock Option to fail to qualify as an Code Stock Option.

Withholding Tax

2.14

If the Corporation determines that under the requirements of applicable taxation laws it is obliged to withhold for remittance to a taxing authority any amount as a condition of the issuance of any Common Shares pursuant to any Option or Award, the Corporation may, prior to and as a condition of issuing the Common Shares, require the Participant to pay to the Corporation such amount as the Corporation is obliged to remit to such taxing authority in respect of the issuance of the Common Shares. Any such payment will be due no later than the date as of which any amount with respect to the issuance of the Common Shares must be remitted by the Corporation to such taxing authority. Payment may be in cash or, with the prior approval of and upon conditions established by the Committee, by withholding or tendering of Common Shares, valued at the closing trading price of the Common Shares on the TSX for the previous day prior to the date in question.

No Rights as a Shareholder

2.15

No Participant will have any of the rights of a shareholder of the Corporation with respect to Common Shares subject to Options or Awards until the issuance of such shares. Except as otherwise provided herein, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such shares are issued.

No Rights to Options or Awards

2.16

No Service Provider will have any claim to be granted any Option or Award under the Plan, and there is no obligation for uniformity of treatment of Service Providers or beneficiaries of Options and Awards under the Plan. The terms and conditions of Options and Awards need not be the same with respect to any Participant or with respect to different Participants.

No Right to Employment and the Provision of Services

2.17

Nothing contained in the Plan will confer upon a Participant any right with respect to employment or provision of services with the Corporation or a Subsidiary, or interfere in any way with the right of the Corporation or a Subsidiary to terminate the Participant’s employment or service at any time. Participation in the Plan by a Participant will be at the discretion of the Committee.

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Adjustment of Options and Awards

2.18	The number of Common Shares subject to an Option or Award will be subject to adjustment in the events and in the manner following:

(a)

in the event that the Board determines that any dividend or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, combination, issuance of warrants or other rights to purchase Common Shares or other securities of the Corporation or other similar corporate transaction or event, to, or which affects, all holders of common shares pro rata, affects the Common Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board may, in such manner as it may deem equitable, adjust any or all of:

(i)	the number and type of Common Shares (or other securities or other property) that thereafter may be made the subject of Options or Awards,

(ii)	the number and type of Common Shares (or other securities or other property) that may be acquired upon the exercise of outstanding Options or which will be subject to outstanding Awards, and

(iii)	the Subscription Price with respect to outstanding Options;

(b)	an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this section are cumulative;

(c)

the Corporation will not be required to issue fractional shares in satisfaction of its obligations hereunder and accordingly any fractional interest in a Common Share or other security that would, except for the provisions of this §2.18, be deliverable upon the exercise of an Option or vesting of an Award will be cancelled and not be deliverable by the Corporation; and

(d)

if any questions arise at any time with respect to the Subscription Price or number of Common Shares or other securities deliverable upon exercise of an Option or pursuant to the vesting of an Award in any of the events set out in this §2.18, such questions will be conclusively determined by the Corporation’s Auditors, or, if they decline to so act, any other firm of Chartered Accountants, in Vancouver, British Columbia that the Corporation may designate and who will have access to all appropriate records, and such determination will be binding upon the Corporation and all Participants.

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ARTICLE 3
SHARE PURCHASE OPTIONS

Eligibility

3.1	Options may be granted to Service Providers.

Subscription Price

3.2	The Subscription Price per Optioned Share will be the following:

(a)	the closing price for the Common Shares on the TSX on the last trading day before the date of grant of the Option; or

(b)

if the Common Shares are not listed on the TSX, then as calculated in §(a) above by reference to the price on any other stock exchange on which the Common Shares are listed (if more than one, then using the exchange on which a majority of Common Shares are traded).

If the Common Shares are not listed on a stock exchange, the Subscription Price will be that determined by the directors using good faith discretion by applying any reasonable valuation method, which may be an independent third party valuation; provided, that any such determination for an Option or Award subject to Code Section 409A shall be made in compliance with the regulations under Code Section 409A.

Factors to be considered in establishing fair market value of an Option or Award subject to Code Section 409A shall include as applicable: the value of tangible and intangible assets of the Corporation; the present value of anticipated future cash flows of the Corporation; the market value of stock or equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the Corporation; the value of which can be readily determined through nondiscretionary; objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length private transaction); recent arm’s length transactions involving the sale or transfer of Corporation stock or equity interests; and other relevant factors such as control premiums or discounts for lack of marketability and whether the valuation method is used for other purposes that have a material economic effect on the service recipient, its stockholders, or its creditors.

The use of a valuation method shall take into consideration all available information material to the value of the Corporation at the time of the grant of the Option or Award and the fair market value shall be established not longer than 12 months prior to the date of the grant of the Option or Award.

Term of Options

3.3

Except as described in this §3.3, the term of an Option will be such period after the Option Effective Date of the Option, not exceeding 5 years, as the Committee determines at the time of granting of the Option. However, if the Expiry Date for an Option occurs during a Blackout Period applicable to the relevant Participant, or within five Business Days after the expiry of a Blackout Period applicable to the relevant Participant, the Expiry Date for that Option will be the date that is the 10th Business Day after the expiry date of the Blackout Period notwithstanding that such date may have the effect of extending the period of the Option beyond the 5 years described above.

Vesting of Option Rights

3.4	Options granted at a particular time may be exercised only:

(a)	after the Option Commitment is received by the Participant from the Corporation’s Corporate Secretary; and

(b)	in accordance with the vesting rights related to the Option as prescribed by the Corporation in the Option Commitment.

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Variation of Vesting Periods

3.5

In the event of a Change of Control of the Corporation or a Take-Over Bid being made for Common Shares, the Committee may in its discretion provide in the case of a particular Participant that the Options held by that Participant may be exercised by the Participant in full or in part at any time before the applicable vesting period for those Options.

Limitation on Right to Exercise

3.6

No Option may be exercised after the Participant, if a Director, has ceased to be a Director or if an Employee or other Service Provider, has left the employ or service of the Corporation, except as follows:

(a)

in the case of death of a Participant, all unvested rights of the Participant under the Option will be deemed to have become fully vested immediately before the time of such Participant's death, and the personal representatives of the Participant will be entitled to exercise the Option at any time by the earlier of (i) the Expiry Date of the Option, and (ii) the first anniversary of the date on which the Participant died;

(b)

in the case of a Participant who becomes Retired, all unvested Option Rights will be deemed to have become fully vested immediately before the time that the Participant Retired, and the Options held by the Participant will be exercisable by the earlier of (i) the Expiry Date of the Option, or (ii) if a Non-qualified Stock Option, the first anniversary of the date on which the Participant Retired, or, if a Code Stock Option, as provided in the Termination Section of the Option Commitment for Code Stock Options;

(c)

in the case of a Participant becoming unable to work due to illness, injury or disability whether or not such Participant is entitled to or in receipt of disability benefits, all Option Rights will vest, and the Options held by the Participant will be exercisable on the same terms as if the Participant had continued to be a Service Provider; provided that, if such Option is a Code Stock Option, the Option will be exercisable as provided in the Termination Section of the Option Commitment for Code Stock Options;

(d)

in the case of a Participant resigning his office, or terminating his employment or service, or being dismissed without Cause, the Option Rights that have accrued to such Participant up to the time of resignation or termination will be exercisable by the earlier of (i) the Expiry Date of the Option and (ii) the 30th day after the date of resignation or termination; and

(e)

in the case of a Participant being dismissed from office, employment or service for Cause, the Option and all Option Rights that had accrued to the Participant to the date of termination will terminate immediately unless otherwise determined by the Board.

Notwithstanding the provisions of §(d), the Committee may, with the Participant’s consent, extend the time period during which an Option may be exercised to no longer than the first to occur of the Expiry Date for the Option and the end of an agreed upon severance period (but not later than the period permitted under Code Section 409A) and may permit an Option to be exercised in respect of any Option Rights that vest during any agreed upon severance period.

Right to Exercise Options

3.7

Subject to §3.6(a) or as permitted by applicable regulatory authorities in connection with a transfer to a registered retirement savings plan or registered retirement income fund established by or for the Participant or under which the Participant is the beneficiary, an Option may be exercisable only by the Participant to whom it is granted.

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Employees Not Eligible for Code Stock Options

3.8

Individuals who are not Employees of the Corporation or of one of its subsidiaries and who are not subject to taxation in the United States, may not be granted Code Stock Options. For purposes of this §3.8 “subsidiary” will have the meaning attributed to that term for purposes of Section 424(f) of the Code.

Option Commitment

3.9

Upon grant of an Option, the Corporation will provide to the Service Provider an Option Commitment detailing the terms of the Service Provider’s Option, and upon the acceptance and acknowledgement of such terms by the Service Provider (in the manner prescribed by the Corporation, including through a third party administrator’s electronic portal), the Service Provider will be a Participant under this Plan and will have the right to purchase the Optioned Shares at the Subscription Price set out in the Option Commitment.

Manner of Exercise

3.10

A Participant who wishes to exercise his or her Option may do so by following the exercise procedures (as may be amended from time to time) as prescribed by the Corporation in the Option Commitment and which are in effect at the time of exercise, which may include submitting to the Corporation:

(a)	a notice of exercise provided in a manner consistent with §5.6;

(b)	cash, a cheque or some other form of guaranteed payment for the aggregate Subscription Price for the Optioned Shares being acquired; and

(c)

should the Common Shares be listed on the TSX or another recognized exchange at the time an Option is exercised, then payment may also be made through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide irrevocable written instructions or instructions through electronic means acceptable to the Corporation (1) to a brokerage firm or another third party administrator acceptable to or designated by the Corporation to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable withholding taxes, and (2) to the Corporation to deliver the purchased shares directly to such brokerage firm in order to complete the sale.

Delivery of Shares

3.11

Not later than five Business Days after receipt of the notice of exercise and payment for the Optioned Shares being acquired, the Corporation will direct its transfer agent to deliver the appropriate number of Optioned Shares to the Participant.

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ARTICLE 4
AWARDS

Eligibility

4.1	Recipients of Awards will be limited to Service Providers who are designated from time to time by the Committee in the Committee’s sole discretion. Participation will be voluntary.

Agreements Evidencing Awards

4.2

Each Award granted under the Plan will be evidenced by a document in such form and will contain such terms and conditions as the Committee in its sole discretion deems appropriate. The terms of the Award Agreements may change from time to time, and the terms of separate Award Agreements need not be identical, but each Award Agreement will include the following:

(a)	an Award may be awarded in consideration for past or future service actually rendered to the Corporation or a Subsidiary;

(b)	subject to other limitations herein, Common Shares awarded under an Award Agreement will vest in accordance with a vesting schedule set forth in the Award Agreement; and

(c)

the Committee may grant Awards in tandem with or, subject to pre-clearance with the TSX and, if necessary, subject to written consent of the Participant, in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Corporation. By accepting an Award pursuant to the Plan, a Participant thereby agrees that the Award will be subject to all of the terms and conditions of the Plan and the applicable Award Agreement.

Restricted Share Awards

4.3	Restricted Share Awards will be governed by the following:

(a)	the Committee may grant Restricted Shares to Directors and Officers in such amounts and subject to such terms and conditions as the Committee may determine in its sole discretion; and

(b)

promptly after a Participant accepts a Restricted Share Award, the Corporation will issue in the Participant’s name the Common Shares covered by the Award. Upon the issuance of such Common Shares, the Participant will have the rights of a shareholder with respect to the Restricted Shares, subject to any restrictions and conditions as the Committee in its discretion may include in the applicable Award Agreement. Unless the Committee otherwise determines, any Common Shares issued evidencing Restricted Shares will remain in the possession of the Corporation or its designated agent until such shares are free of any restrictions specified in the applicable Award Agreement, and the Participant will execute a transfer power in favour of the Corporation to allow for the transfer or cancellation of such shares in the event the Participant fails to satisfy the restrictions. The Participant shall determine whether or not to make an election under Code Section 83, and, if made, shall provide a copy of such timely election to the Corporation.

4.4

Restricted Shares may not be, other than by will or by the laws of descent and distribution, sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument) except as specifically provided in the applicable Award Agreement. The Committee at the time of grant will specify the date or dates on which the non-transferability of the Restricted Shares will lapse.

Deferred Share Awards

4.5	Deferred Share Awards will be governed by the following:

(a)	the Committee may grant Deferred Shares to Participants in such amounts and subject to such terms and conditions as the Committee determines in its sole discretion; and

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(b)

promptly after a Participant accepts a Deferred Share Award, the Corporation will reserve for issue to the Participant the number of Common Shares covered by the Award. The Common Shares reserved for issue to the Participant will be issued and delivered to the Participant in accordance with the restrictions and conditions specified by Code Section 409A and by the Committee in the applicable Award Agreement.

Variation of Vesting Periods Due to Termination of Employment or Office

4.6

Unless otherwise provided in the Award Agreement, if a Participant’s employment and/or office with the Corporation and any of its Subsidiaries is terminated due to the Participant becoming Retired or Disabled or due to death or a Change in Control, there will be immediate vesting of all of the Participant’s rights to receive Common Shares under his Award upon the effective date such employment or office is terminated.

4.7	Subject to §4.8,

(a)	for any termination of employment or office other than for those reasons specified in §4.6, only the Awards that have vested before the termination date will be payable, and

(b)	any Awards that have not vested before the termination date will expire on the termination date.

4.8

Notwithstanding the provisions of §4.7, for any termination of employment or office other than for those reasons specified in §4.6, the Committee may, with the Participant’s consent, accelerate vesting of the Participant’s Awards so that such Awards become payable, subject to compliance with all applicable tax and securities laws.

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ARTICLE 5
GENERAL

Transferability

5.1	The benefits and Option Rights or Awards accruing to a Participant under the Plan will not be transferable by the Participant other than in the manner provided for in the Plan.

No Representation or Warranty

5.2	The Corporation makes no representation or warranty as to the future market value of Common Shares.

Compliance with Internal Revenue Code Section 409A

5.3

To the extent required to avoid penalties under Internal Revenue Code Section 409A, the Plan Administrator intends any Option or Award issued under the Plan to be exempt from or otherwise to comply in all respects with Code Section 409A and related regulations and intends to interpret and administer any Option or Award issued under the Plan in accordance with Code Section 409A. Notwithstanding any provision to the contrary, all taxes associated with participation in the Plan, including any liability imposed under Code Section 409A, shall be borne by the Participant.

Compliance with Rules and Laws

5.4	The Corporation’s obligation to issue and deliver Common Shares under any Option or Award is subject to:

(a)

the satisfaction of all requirements under applicable securities law in respect thereof and obtaining all regulatory approvals as the Corporation will determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the admission of such Common Shares to listing on any stock exchange in Canada or the United States on which Common Shares may then be listed; and

(c)

the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

5.5

In this connection, the Corporation will take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on a stock exchange in Canada or the United States on which the Common Shares are then listed.

Notices

5.6	All notices are to be given:

(a)

by the Participant to the Corporation in a manner prescribed by the Corporation (as may be amended from time to time), including through a third party administrator’s electronic portal, and any notice given by the Participant will not be effective until actually received by the Corporation in the above noted manner; and

(b)

any notice to be given to the Participant will be sufficiently given if delivered (i) through a third party administrator’s electronic portal as established by the Corporation at the time such notice is given, (ii) personally, or (iii) by postage prepaid mail to the last address of the Participant on the records of the Corporation, and such notice will be effective upon transmission or delivery or if mailed five days after mailing.

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Corporate Action

5.7

Nothing contained in this Plan or any Option or Award granted will be construed so as to prevent the Corporation or any Subsidiary of the Corporation from taking corporate action which is deemed by the Board to be appropriate or in the best interest of the Corporation, whether or not such action would have an adverse effect on this Plan or on any Award or Option granted.

Paperless Administration

5.8

In the event that the Corporation establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Options or Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Options or Awards by a Participant may be permitted through the use of such an automated system.

Governing Law

5.9

This Plan is established under the laws of British Columbia and the rights of all parties and the construction and effect of each provision of this Plan will be according to the laws of British Columbia, the federal laws of Canada applicable in British Columbia, and, to the extent applicable, the United States Internal Revenue Code.

Adoption of Plan

5.10	This Plan was adopted on the 20th day of April, 2010, and amended effective (i) March 7, 2013 upon the receipt of shareholder approval on May 9, 2013 and (ii) March 9, 2017.

TAHOE RESOURCES INC.

Per:	/s/ Ronald W. Clayton
Ronald W. Clayton, President and CEO

TAHOE RESOURCES INC.	APPROVED – MARCH 9, 2017